As filed with the Securities and Exchange Commission on March 25, 2014

Registration Statement No. 333-190476

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RUTHIGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-1821392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2455 Bennett Valley Rd., Suite C116
Santa Rosa, California 95404
(707) 525-9900

(Address and telephone number of registrant’s principal executive offices)

Hojabr Alimi
Chief Executive Officer
Ruthigen, Inc.
2455 Bennett Valley Rd., Suite C116
Santa Rosa, California 95404
(707) 525-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal, Esq. Lewis J. Geffen, Esq. Linda K. Rockett, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 (212) 935-3000	Joseph A. Smith, Esq. Robert F. Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-190476

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-190476), declared effective by the Securities and Exchange Commission on March 21, 2014. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
5.1	Legal Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1±	Power of Attorney (included on signature page to initial filing).

±	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Rosa, State of California, on March 25, 2014.

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi
Hojabr Alimi Chief Executive Officer, Chief Science Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Hojabr Alimi	Chief Executive Officer, Chief Science	March 25, 2014
Hojabr Alimi	Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Sameer Harish	Chief Financial Officer (Principal Financial	March 25, 2014
Sameer Harish	Officer and Principal Accounting Officer)

*	Director	March 25, 2014
Richard Conley

*	Director	March 25, 2014
Gregory French

* By:	/s/ Hojabr Alimi
Hojabr Alimi, as Attorney-in-Fact

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